Exhibit 14.1

PricewaterhouseCoopers
Rua da Candelária, 65 11° - 15'
20091-020 Rio de Janeiro, RJ - Brasil
Caixa Postal 949
Telefone (21) 3232-6112
Consent of Independent Registered	Fax (21) 2516-6319
Public Accounting Firm	www.pwc.com/br
To the Board of Directors of
Companhia Vale do Rio Doce (“CVRD”) and
Vale Overseas Limited (“Vale Overseas”)
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File Nos. 333-110867; 333-110867-01) of CVRD and Vale Overseas of our reports dated March 6, 2006 on the consolidated financial statements of CVRD and the financial statements of Vale Overseas, which appear in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31, 2005.
Rio de Janeiro, May 25, 2006
/s/ PricewaterhouseCoopers Auditores Independentes
PricewaterhouseCoopers
Auditores Independentes
Rio de Janeiro, Brazil